Exhibit 10.29
SIXTH AMENDMENT TO CREDIT AGREEMENT

    THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of the 27th day of June, 2021 by and between UNITED COMMUNITY BANKS, INC., a Georgia corporation (the “Borrower”), and SYNOVUS BANK, as Lender (the “Lender”).

WHEREAS, the Borrower and the Lender entered into that certain Credit Agreement dated as of January 7, 2014 (as amended by the First Amendment defined below, the Second Amendment defined below, the Third Amendment defined below, the Fourth Amendment defined below, the Fifth Amendment defined below, and as in effect prior to the date hereof, the “Credit Agreement”);

WHEREAS, the Borrower and the Lender previously entered into that certain First Amendment to Credit Agreement dated as of June 30, 2015, extending the Maturity Date to June 30, 2018 (the “First Amendment”);

WHEREAS, the Borrower and the Lender previously entered into that certain Second Amendment to Credit Agreement dated as of June 30, 2016, extending the Maturity Date to June 30, 2019 (the “Second Amendment”);

WHEREAS, the Borrower and the Lender previously entered into that certain Third Amendment to Credit Agreement dated as of June 30, 2017, reducing the pricing on the terms and conditions set forth therein (the “Third Amendment”);

WHEREAS, the Borrower and the Lender previously entered into that certain Fourth Amendment to Credit Agreement dated as of August 7, 2018, extending the Maturity Date to June 30, 2020 and updating LIBOR provisions on the terms and conditions set forth therein (the “Fourth Amendment”);

WHEREAS, the Borrower and the Lender previously entered into that certain Fifth Amendment to Credit Agreement dated as of February 18, 2020, extending the Maturity Date to June 30, 2022 and amending the definition of Revolving Commitment (the “Fifth Amendment”);

WHEREAS, the Borrower has requested that the Lender amend the Credit Agreement to extend the Maturity Date of the Credit Agreement to June 30, 2024; and

WHEREAS, the Lender is willing to amend the Credit Agreement to extend the Maturity Date to June 30, 2024.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

    Section 1. Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement.
Section 2. Specific Amendments. At the request of the Borrower, but subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Credit Agreement is hereby amended as follows with such amendments being effective as of the date hereof:

(a)    The Credit Agreement is amended by restating the definition of “Maturity Date” set forth in Section 1.1 thereof in its entirety as follows:

“‘Maturity Date’ shall mean June 30, 2024, or such earlier date as the Revolving Commitments are terminated pursuant to Section 2.5(b) or Section 8.1.”

(b)    The Credit Agreement is amended by restating Section 2.16 in its entirety as follows:

“Section 2.16 Effect of Benchmark Transition Event.

(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Lender may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. on the tenth (10th) Business Day after the Lender has provided such proposed amendment to the Borrower without any further action or consent of the Borrower, so long as the Lender has not received, by such time, written notice of objection to such amendment from the Borrower. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower.

(c) Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in the Lender’s sole discretion and without consent from the Borrower, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event.”

(d) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon LIBOR will not be used in any determination of Base Rate.

(e) Certain Defined Terms. As used in this Section titled “Effect of Benchmark Transition Event”:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Lender giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR: (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR: (1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; (2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or (3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Lender by notice to the Borrower, so long as the Lender has not received, by such time, written notice of objection to such amendment from the Borrower.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to the Section titled “Effect of Benchmark Transition Event.”

“Early Opt-in Election” means the occurrence of: (1) a determination by the Lender that at least five currently outstanding U.S. dollar denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of LIBOR, a new benchmark interest rate to replace LIBOR, and (2) the election by the Lender to declare that an Early Opt-in Election has occurred and the provision by the Lender of written notice of such election to the Borrower.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.”

Section 3. Other Documents. All other Loan Documents executed and delivered in connection with the Credit Agreement are hereby amended solely to the extent necessary to conform to this Amendment.

Section 4. Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)    The Lender shall have received a counterpart of this Amendment duly executed by the Borrower and the Lender;

(b)    The Lender shall have received an executed copy of that certain letter agreement dated as of the date hereof by and between the Borrower and the Lender (the “Fee Letter”);

        (c)     The Lender shall have received certificates of good standing or existence, as may be available, from the Secretary of State of the jurisdiction of incorporation of the Borrower and United Community Bank;

        (d)    The Lender shall have received a certificate of the Secretary or Assistant Secretary of the Borrower attaching and certifying copies of its bylaws and of the resolutions of its board of directors, authorizing the execution, delivery and performance of this Agreement;

        (e)    The Borrower shall have paid all fees and expenses contemplated by (i) Section 7 hereof and (ii) the Fee Letter; and

        (f)    The Lender shall have received such other documents, instruments and agreements as the Lender may reasonably request relating to the transactions contemplated herein.

Section 5. Representations and Warranties. To induce the Lender to enter into this Amendment, the Borrower hereby represents and warrants to the Lender that:

(a)    Authorization. The Borrower has the right and corporate power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and the Fee Letter and to perform its obligations hereunder, under the Credit Agreement, as amended by this Amendment, under the Fee Letter and under the other Loan Documents to which it is a party in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and each of this Amendment, the Credit Agreement, as amended by this Amendment, and the Fee Letter is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b)    Compliance with Laws. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment, the Credit Agreement, as amended by this Amendment, and the Fee Letter in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any consent or approval of, registration or filing with, or any action by, any Governmental Authority (except those as have been obtained or made and are in full force and effect); (ii) violate any applicable law or regulation or the articles of incorporation or bylaws of the Borrower or any order of any Governmental Authority binding upon the Borrower; (iii) violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of their respective assets or give rise to a right thereunder to require any payment to be made by the Borrower or any such Subsidiary; or (iv) result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary.

(c)    No Default. As of the date hereof, no Default or Event of Default shall exist.

Section 6.     Reaffirmation of Representations. The Borrower hereby represents, repeats and reaffirms all representations and warranties made by the Borrower in the Credit Agreement and the other Loan Documents on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full (except to the extent that any such representation or warranty expressly relates to an earlier date, in which case, the Borrower hereby represents, repeats and reaffirms such representation and warranty as of such date).

Section 7. Payment of Expenses. The Borrower agrees to pay or reimburse the Lender, upon demand, for its reasonable out-of-pocket fees, costs and expenses (including attorneys’ fees) incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and the other documents and agreements executed and delivered in connection herewith.

Section 8. Effect; Ratification.

(a) Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged and continue to be in full force and effect. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein. The Credit Agreement is hereby ratified and confirmed in all respects. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement, as amended by this Amendment.

(b) Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Loan Documents, or constitute a course of conduct or dealing among the parties. The Lender reserves all rights, privileges and remedies under the Loan Documents.

(c) This Amendment constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Amendment shall for all purposes be deemed to be a “Loan Document” under the Credit Agreement and entitled to the benefits thereof.

Section 9. Further Assurances. The Borrower agrees to take all further actions and execute such other documents and instruments as the Lender may from time to time reasonably request to carry out the transactions contemplated by this Amendment, the Loan Documents and all other agreements executed and delivered in connection herewith.

Section 10. Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11. RELEASE. IN CONSIDERATION OF THE AMENDMENT CONTAINED HEREIN, THE SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE BORROWER HEREBY IRREVOCABLY RELEASES AND FOREVER DISCHARGES THE LENDER AND EACH OF ITS RESPECTIVE AFFILIATES, SUBSIDIARIES, SUCCESSORS, ASSIGNS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES AND ATTORNEYS (EACH, A “RELEASED PERSON”) OF AND FROM ALL DAMAGES, LOSSES, CLAIMS, DEMANDS, LIABILITIES, OBLIGATIONS, ACTIONS AND CAUSES OF ACTION WHATSOEVER WHICH THE BORROWER MAY NOW HAVE OR CLAIM TO HAVE ON AND AS OF THE DATE HEREOF AGAINST ANY RELEASED PERSON, WHETHER PRESENTLY KNOWN OR UNKNOWN, LIQUIDATED OR UNLIQUIDATED, SUSPECTED OR UNSUSPECTED, CONTINGENT OR NON-CONTINGENT, AND OF EVERY NATURE AND EXTENT WHATSOEVER (COLLECTIVELY, “CLAIMS”) OTHER THAN ANY CLAIM ARISING SOLELY OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH RELEASED PERSON. THE BORROWER REPRESENTS AND WARRANTS TO THE LENDER THAT IT HAS NOT GRANTED OR PURPORTED TO GRANT TO ANY OTHER PERSON ANY INTEREST WHATSOEVER IN ANY CLAIM, AS SECURITY OR OTHERWISE. THE BORROWER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS EACH RELEASED PERSON FROM AND AGAINST ANY AND ALL CLAIMS AND ANY LOSS, COST, LIABILITY, DAMAGE OR EXPENSE (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) INCURRED BY ANY RELEASED PERSON IN INVESTIGATING, PREPARING FOR, DEFENDING AGAINST, PROVIDING EVIDENCE OR PRODUCING DOCUMENTS IN CONNECTION WITH OR TAKING OTHER ACTION IN RESPECT OF ANY COMMENCED OR THREATENED CLAIM.

Section 12. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns. The exchange of copies of this Amendment and of signature pages by facsimile or .pdf via email transmission shall constitute effective execution and delivery of this Agreement as to the parties.

Section 13. Severability; Headings. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The section and subsection headings used in this Amendment are for convenience of reference only and are not to affect the construction hereof or to be taken into consideration in the interpretation hereof.

Section 14. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UNITED COMMUNITY BANKS, INC.,
as the Borrower

By:	/s/ Jefferson Harralson
Name:	Jefferson Harralson
Title:	Chief Financial Officer

SYNOVUS BANK,
as the Lender

By:	/s/ Michael Sawicki
Name:	Michael Sawicki
Title:	Director

[Signature Page to Sixth Amendment to Credit Agreement]